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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                        Big Flower Press Holdings, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  089160 10 5
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                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP No. 089160 10 5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Apollo Big Flower Partners, L.P.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                      (b) / /
     Not Applicable
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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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               5    SOLE VOTING POWER
NUMBER OF
SHARES              0
BENEFICI-
ALLY OWNED     -----------------------------------------------------------------
BY EACH        6    SHARED VOTING POWER
REPORTING
PERSON WITH         0

               -----------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER

                    0
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               8    SHARED DISPOSITIVE POWER

                    0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                      / /

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     None
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12   TYPE OF REPORTING PERSON*

     PN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1.

     (a) Name of Issuer: Big Flower Press Holdings, Inc.
     (b) Address of Issuer's Principal Executive Offices:

                               3 East 54th Street
                               New York, New York 10022

Item 2.

     (a) Name of Person Filing: Apollo Big Flower Partners, L.P.
     (b) Address of Principal Business Office or, if none, Residence:

                               c/o Apollo Advisors, L.P.
                               Two Manhattanville Road
                               Purchase, New York 10577

     (c) Citizenship: Delaware
     (d) Title of Class of Securities: Common Stock
     (e) CUSIP Number: 089160 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker or Dealer registered under Section 15 of the Act
     (b)  / /  Bank as defined in section 3(a)(6) of the Act
     (c)  / /  Insurance company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
     (h)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


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Item 4.  Ownership
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     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          The information set forth in Items 5 through 11 on page 2 of this schedule is incorporated herein by reference.

Instruction:  For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.
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     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/.

Instruction:  Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
-------

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
-------   Security Being Reported on By the Parent Holding Company.

Item 8.   Identification and Classification of Members of the Group.
-------

Item 9.   Notice of Dissolution of Group
-------

Item 10.  Certification
--------

          This Statement is not filed pursuant to Rule 13d-1(b); therefore, the certification is not applicable.
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Dated:  January 8, 1998


                                   APOLLO BIG FLOWER PARTNERS, L.P.

                                   By:  AIF II, L.P., its General
                                          Partner

                                    By:  Apollo Advisors, L.P., its General
                                          Partner

                                     By:   Apollo Capital Management, Inc.,
                                           its General Partner


                                   By: /s/ MICHAEL D. WEINER
                                      --------------------------------------
                                      Name:  Michael D. Weiner
                                      Title: Vice President, Apollo
                                               Capital Management, Inc.